Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2017 First Quarter;
Reaffirms Fiscal 2017 Guidance

DALLAS (February 7, 2017) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2017 first quarter ended December 31, 2016.

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Fiscal 2017 first quarter consolidated net income was $125.0 million, or $1.19 per diluted share, compared with consolidated net income of $102.9 million, or $1.00 per diluted share in the prior-year quarter.

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Fiscal 2017 first quarter net income from continuing operations was $114.0 million, or $1.08 per diluted share, and income from discontinued operations was $11.0 million, or $0.11 per diluted share. In the prior-year quarter, net income from continuing operations was $101.5 million, or $0.99 per diluted share, and income from discontinued operations was $1.3 million, or $0.01 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of $0.45 per common share. The indicated annual dividend for fiscal 2017 is $1.80, which represents a 7.1 percent increase over fiscal 2016.

“Our first quarter results reflect the positive execution of our growth strategy,” said Kim Cocklin, Chief Executive Officer of Atmos Energy Corporation. “Ongoing capital investments made to our infrastructure have enhanced the safe and reliable delivery of natural gas to our customers and provided a steady return to shareholders. In addition, we are pleased that Atmos Energy has become a fully regulated, pure-play natural gas utility after closing on the sale of our nonregulated natural gas marketing business in January. Fiscal 2017 earnings from continuing operations are still expected to range from between $3.45 and $3.65 per diluted share,” Cocklin concluded.

Results for the Three Months Ended December 31, 2016
Distribution gross profit increased $23.8 million to $359.3 million for the three months ended December 31, 2016, compared with $335.5 million in the prior-year period. Gross profit reflects a net $15.9 million increase in rates, primarily in the Mid-Tex, Louisiana and West Texas Divisions. In addition, transportation gross profit primarily in the Kentucky/Mid-States and West Texas

Divisions increased $2.0 million. Finally, customer growth primarily in the Mid-Tex Division contributed an incremental $1.7 million in gross profit.
Pipeline and storage gross profit increased $10.6 million to $109.6 million for the three months ended December 31, 2016, compared with $99.0 million in the prior-year period. This increase primarily is attributable to a $10.8 million increase in revenue from the Gas Reliability Infrastructure Program (GRIP) filings approved in fiscal 2016.

Continuing operation and maintenance expense for the three months ended December 31, 2016, was $124.9 million, compared with $119.8 million for the prior-year period. This increase was primarily driven by increased pipeline maintenance spending.

In January 2017, the company completed the sale of its natural gas marketing business. Accordingly, the results of operations for the divested business have been presented as discontinued operations. Net income from discontinued operations increased $9.7 million to $11.0 million for the three months ended December 31, 2016, compared with $1.3 million in the prior-year period. The increase largely reflects the recognition of a net $6.6 million noncash gain from unwinding hedge accounting for certain of the natural gas marketing business's financial positions as a result of the sale.

Capital expenditures increased to $298.0 million for the three months ended December 31, 2016, compared with $290.4 million in the prior-year quarter driven by a planned increase in spending for infrastructure replacements and enhancements.

For the three months ended December 31, 2016, the company generated operating cash flow of $117.0 million, a $46.8 million increase compared with the three months ended December 31, 2015. The year-over-year increase primarily reflects favorable deferred gas cost recoveries attributable to higher sales volumes than in the prior-year quarter.

The debt capitalization ratio at December 31, 2016 was 48.7 percent, compared with 48.5 percent at September 30, 2016 and 49.5 percent at December 31, 2015. At December 31, 2016, there was $940.7 million of short-term debt outstanding, compared with $829.8 million at September 30, 2016 and $763.2 million at December 31, 2015. Short-term debt balances fluctuate due to the seasonal nature of the natural gas business and the timing of spending year over year.

Outlook

The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2017 earnings from continuing operations to be in the range of $3.45 to $3.65 per diluted share. Net income from continuing operations is expected to be in the range of $365 million to $390 million. Capital expenditures for fiscal 2017 are expected to range between $1.1 billion and $1.25 billion.

Conference Call to be Webcast February 8, 2017

Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2017 first quarter financial results on Wednesday, February 8, 2017, at 8:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, Chief Executive Officer, Mike Haefner, President and Chief Operating Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments

Senior Management Changes
On January 19, 2017, Atmos Energy announced the departure of Bret J. Eckert, Senior Vice President and Chief Financial Officer, effective February 1, 2017 and the appointment of Christopher T. Forsythe, Vice President and Controller, to succeed him, also effective February 1, 2017.

On January 19, 2017, Atmos Energy also announced the retirement of Louis P. Gregory, Senior Vice President, General Counsel and Corporate Secretary, effective February 1, 2017. Gregory's successor will be named at a later date.

On November 30, 2016, Atmos Energy announced two promotions to its senior management team, effective January 1, 2017. Kevin Akers, President of the Kentucky/Mid-States Division was promoted to Senior Vice President, Safety and Enterprise Services and Matt Robbins was promoted from Vice President, Human Resources to Senior Vice President, Human Resources.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2016	2015
Gross Profit:
Distribution segment	$359,310	$335,452
Pipeline and storage segment	109,597	98,975
Intersegment eliminations	(44)	—
Gross profit	468,863	434,427
Operation and maintenance expense	124,938	119,828
Depreciation and amortization	76,958	70,656
Taxes, other than income	57,049	51,214
Total operating expenses	258,945	241,698
Operating income	209,918	192,729
Miscellaneous expense	(994)	(879)
Interest charges	31,030	29,537
Income from continuing operations before income taxes	177,894	162,313
Income tax expense	63,856	60,767
Income from continuing operations	114,038	101,546
Income from discontinued operations, net of tax	10,994	1,315
Net Income	$125,032	$102,861
Basic and diluted net income per share
Income per share from continuing operations	$1.08	$0.99
Income per share from discontinued operations	0.11	0.01
Net income per share - basic and diluted	$1.19	$1.00
Cash dividends per share	$0.45	$0.42
Basic and diluted weighted average shares outstanding	105,284	102,713

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2016	2015
Distribution	$85,364	$73,936
Pipeline and storage	28,674	27,610
Income from continuing operations	114,038	101,546
Income from discontinued operations, net of tax	10,994	1,315
Consolidated net income	$125,032	$102,861

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2016	2016
Net property, plant and equipment	$8,552,962	$8,268,606
Cash and cash equivalents	44,624	47,534
Accounts receivable, net	458,813	215,880
Gas stored underground	163,763	179,070
Current assets of disposal group classified as held for sale	235,482	151,117
Other current assets	76,750	88,085
Total current assets	979,432	681,686
Goodwill	729,673	726,962
Noncurrent assets of disposal group classified as held for sale	—	28,616
Deferred charges and other assets	317,088	305,019
	$10,579,155	$10,010,889

Shareholders' equity	$3,698,975	$3,463,059
Long-term debt	2,314,199	2,188,779
Total capitalization	6,013,174	5,651,838
Accounts payable and accrued liabilities	268,647	196,485
Current liabilities of disposal group classified as held for sale	109,298	72,900
Other current liabilities	381,123	439,085
Short-term debt	940,747	829,811
Current maturities of long-term debt	250,000	250,000
Total current liabilities	1,949,815	1,788,281
Deferred income taxes	1,725,433	1,603,056
Noncurrent liabilities of disposal group classified as held for sale	—	316
Deferred credits and other liabilities	890,733	967,398
	$10,579,155	$10,010,889

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2016	2015
Cash flows from operating activities
Net income	$125,032	$102,861
Depreciation and amortization	77,143	71,239
Deferred income taxes	67,241	59,299
Discontinued cash flow hedging for natural gas marketing commodity contracts	(10,579)	—
Other	4,842	3,471
Changes in assets and liabilities	(146,716)	(166,729)
Net cash provided by operating activities	116,963	70,141
Cash flows from investing activities
Capital expenditures	(297,962)	(290,412)
Acquisition	(85,714)	—
Available-for-sale securities activities, net	(10,263)	(2,263)
Other, net	1,802	2,382
Net cash used in investing activities	(392,137)	(290,293)
Cash flows from financing activities
Net increase in short-term debt	110,936	305,309
Proceeds from issuance of long-term debt, net of discount	125,000	—
Net proceeds from equity offering	49,400	—
Issuance of common stock through stock purchase and employee retirement plans	8,998	8,729
Interest rate agreements cash collateral	25,670	—
Cash dividends paid	(47,740)	(43,636)
Net cash provided by financing activities	272,264	270,402
Net increase (decrease) in cash and cash equivalents	(2,910)	50,250
Cash and cash equivalents at beginning of period	47,534	28,653
Cash and cash equivalents at end of period	$44,624	$78,903

	Three Months Ended December 31
Statistics	2016	2015
Consolidated distribution throughput (MMcf as metered)	110,605	104,465
Consolidated pipeline and storage transportation volumes (MMcf)	134,976	129,159
Distribution meters in service	3,202,106	3,167,702
Distribution average cost of gas	$5.31	$4.35
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